Exhibit 107

Calculation of Filing Fees Table

Schedule to

(Form Type)

OneSpan Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$20,000,000 (1)	0.0001476	$2,952.00 (2)

Fees Previously Paid	—

Total Transaction Valuation	$20,000,000 (1)

Total Fees Due for Filing			$2,952.00

Total Fees Previously Paid			$—

Total Fee Offsets			$—

Net Fee Due			$2,952.00

(1)	Estimated solely for purposes of calculating the amount of the filing fee. The calculation of the Transaction Valuation assumes that an aggregate value of $20,000,000 will be acquired pursuant to this offer.
(2)	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $147.60 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.01476% of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.